Exhibit 3.27

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

JERIT CS FUND I, LLC

The name of the limited liability company is JERIT CS Fund I, LLC (the “Company”). The original Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on December 11, 2006. An Amended and Restated Certificate of Formation was filed with the Secretary of State of the State of Delaware on March 29, 2007. The following Second Amended and Restated Certificate of Formation (this “Certificate”) amends and restates the provisions of the Amended and Restated Certificate of Formation, to read in its entirety as hereinafter set forth pursuant to Sections 18-202 and 18-208 of the Delaware Limited Liability Company Act.

FIRST:	The name of the Company is Education Capital Solutions, LLC.

SECOND	The address of the registered office of the Company in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

THIRD	The name and address of the registered agent for service of process on the Company in the State of Delaware are: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Formation of JERIT CS Fund I, LLC to be duly executed as of this 16th day of December, 2009.

/s/ Morgan G. Earnest
Morgan G. Earnest, Vice President